Exhibit 99.1

For Immediate Release
Contact:
Bruce Riggins	Jerry Daly or Carol McCune
VP, Strategic Planning & Analysis	Daly Gray Public Relations (Media)
(202) 295-2276	(703) 435-6293

MeriStar Hospitality Corporation Reports First-Quarter Results

     WASHINGTON, D.C., May 8, 2003—MeriStar Hospitality Corporation (NYSE: MHX), the nation’s third largest hotel real estate investment trust (REIT), today announced results for the first quarter ended March 31, 2003.

     For the 2003 first quarter, the company’s net loss was $(69.7) million, or $(1.53) per diluted share, compared to $(9.9) million, or $(0.22) per share in the 2002 first quarter. Total revenues decreased 2.3 percent to $243.2 million. Included in the company’s first-quarter net loss is an asset impairment charge of $56.7 million that pertains to 15 assets that the company was actively marketing for sale in the first quarter of 2003, as well as one asset that was sold in April 2003. Excluding the impairment charge (net of minority interests and income taxes of $1.0 million), net loss for the 2003 first quarter was $(15.9) million, or ($0.35) per share. See further discussion of the company’s asset sale program included in the “Asset Dispositions” section of this press release.

     Funds from operations (FFO) were $10.7 million, or $0.22 per share, compared to $19.8 million, or $0.37 per share, in the 2002 first quarter. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) declined 22.9 percent to $46.9 million. EBITDA and FFO are non-GAAP financial measures that should not be considered as an alternative to any measure of operating results under GAAP (see further discussion in note (b) of this release).

     Comparable revenue per available room (RevPAR) for the 2003 first quarter declined 3.8 percent to $64.48. Average daily rate (ADR) decreased 3.5 percent to $102.14, while occupancy declined 0.3 percent, to 63.1 percent. Comparable hotel level operating margins declined 370 basis points to 19.8 percent.

     “We are pleased that our RevPAR and operating margin results compared favorably with the industry overall and that our results were within the range we provided at the beginning of the year,” said Paul W. Whetsell, chairman and chief executive officer. “However, the conflict with Iraq, the elevated terrorist alert level and the soft economy all continued to adversely impact the lodging industry in the first quarter. We are hopeful that the conclusion of the war with Iraq and the lowering of terrorist alert levels will release some pent-up lodging demand in the second quarter.

     “We continue to focus on increasing group sales at our hotels to help offset the decline in business transient travel. While other hospitality companies have reported declines, we are pleased that our advance group bookings have held steady compared to last year. Cost controls remain a priority, and we adjusted expense levels as appropriate in certain markets as the war with Iraq commenced. Despite the difficult operating environment, we continued to upgrade our properties, investing $8.6 million in capital expenditures during the first quarter.”

Operating Performance in Significant Markets

     “Our first quarter results were led by our Florida properties, reflecting strength in leisure travel in spite of a colder than normal winter in Florida,” Whetsell added. “Our hotels in the Mid-Atlantic market and Atlanta also did relatively well in a difficult operating environment, reporting RevPAR declines of 1 percent or less. We expect the strength in the Washington market to continue, buoyed by the opening of the new convention center this quarter. New

Jersey continued to be our worst performing market, where cutbacks in the telecommunications and pharmaceutical industries have had a major impact. Houston and Dallas were negatively impacted by room supply increases as well as weakening regional economies.”

     RevPAR changes in significant markets for the first quarter were as follows:

RevPAR
Change

Southwest Florida	0.3%
Tampa/Clearwater	-0.7%
Mid-Atlantic	-0.1%
Orlando	-5.4%
Southern California	-5.7%
Houston	-12.1%
Atlanta	-1.0%
New Jersey	-20.1%
Northern California	-8.5%
Dallas	-4.5%
Colorado	-2.6%
Connecticut	-5.9%
Chicago	4.6%

Asset Dispositions

     “We continued to actively market non-core assets during the quarter as part of our program to sell assets that do not fit our long-term strategy and plan to use the proceeds to further increase liquidity, to re-invest in our core assets and to de-lever our balance sheet,” Whetsell said. “We sold the 149-suite St. Tropez Hotel & Plaza in Las Vegas in January 2003, and in April, we completed the sale of the 163-room Holiday Inn Kansas City Sports Complex. We have been actively marketing 15 additional, non-core hotels for sale, from which we expect to generate proceeds of $95 million to $105 million. Subsequent to quarter end, we identified an additional 19 non-core assets that we plan to dispose of that we anticipate will generate expected proceeds of

$180 million to $200 million. These asset sales will result in numerous benefits to the company, including reducing our leverage and future capital expenditure requirements, as well as improving growth prospects for the remaining portfolio. We expect to incur an impairment charge of $155 million to $175 million in the second quarter of 2003. While this charge is significant, it reflects the fact that the properties planned for disposition represent a large percentage of our hotels, but a much lower percentage of our EBITDA and net cash flow. For example, the 34 properties we are disposing of represent approximately one-third of our total properties, but only approximately 10 percent of our total EBITDA.”

Capital Structure

     “During the quarter, we focused on enhancing our liquidity in order to maximize our financial flexibility,” said Donald D. Olinger, chief financial officer. “As a result of our asset sales to date and the repayment of a note receivable from Interstate Hotels & Resorts for $42.1 million, we now have cash balances totaling more than $85 million. With significant cash on hand, we expect to significantly reduce or terminate our revolving credit facility as we do not expect to need to access it in the near term. We have good relationships with our bank group and if we need additional capacity, we believe that we could establish a modest revolving credit facility on a secured basis to meet occasional working capital needs.”

     Mr. Olinger said that the company is examining a number of refinancing options for the company’s convertible notes due in October 2004. “We have received proposals from a number of lenders to put mortgages in place on a limited number of assets that would allow us to take advantage of the currently existing favorable interest rate environment. The proceeds from the mortgages would be held to pre-fund a significant portion of the convertible notes outstanding. We expect to complete a transaction in the third quarter of 2003.”

Long-Term Debt and Cash Balances

Long-term debt and cash balances as of March 31, 2003 consist of the following:

		Interest
	Balance	Rate	Maturity
Convertible Notes	$154,300	4.75%	2004
Subordinated Notes	203,302	8.75%	2007
Senior Unsecured Notes	299,359	9.00%	2008
Senior Unsecured Notes	248,690	10.50%	2009
CMBS	313,270	7.76%	2009
Senior Unsecured Notes	396,091	9.13%	2011
Mortgage Debt and Other	37,498	9.28%	Various

Total debt	$1,652,510
Unrestricted cash	65,488
Restricted cash	22,021

Net debt	$1,565,001

Outlook

     While management is optimistic that we soon will begin to see strength return to the economy, in the near term, it expects the operating environment to continue to be challenging due to the soft economy and geo-political uncertainty. Based on a RevPAR decline of 5 percent to 7 percent for the second quarter of 2003 and a decline of 1 percent to 3 percent for the 2003 full year, the company provides the following range of estimates (based on the current portfolio of assets):

•	Diluted net loss of $(154.6) million to $(176.4) million for the second quarter and $(267.1) million to $(295.4) million for the full year. Second-quarter net loss includes an impairment charge estimate of $155.0 million to $175.0 million. Full-year net loss includes an impairment charge estimate of $211.7 million to $231.7 million;

•	Diluted net loss per share of $(3.39) to $(3.87) for the second quarter and $(5.86) to $(6.49) for the full year;

•	EBITDA (a) of $54.0 million to $57.0 million for the second quarter and $175.0 million to $185.0 million for the full year; and

•	FFO per share (a) of $0.34 to $0.40 for the second quarter and $0.62 to $0.82 for the full year. Second-quarter and full-year FFO per share estimates include a $1.4 million charge in the second quarter related to the expected reduction or termination of our revolving credit facility.

(a)  See reconciliation of diluted net loss to FFO per share and reconciliation of diluted net loss to EBITDA included in the operating statement tables of this press release.

(b)  This press release includes various references to FFO and EBITDA. Substantially all of our non-current assets consist of real estate, and, in accordance with GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be less informative and useful unless other measures, adjusted for depreciation and amortization, are also presented.

In an effort to address these concerns, the National Association of Real Estate Investment Trusts, or NAREIT, adopted a definition of Funds From Operations, or FFO, which we have also adopted. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, real estate-related depreciation and amortization, and after adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets and can be used to measure our ability to service debt, fund capital expenditures, and expand our business. Management also uses FFO in our annual budget process. In addition, some of the restrictive covenants in our debt instruments are based on FFO.

     EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We believe EBITDA provides useful information to investors regarding our financial condition and results of operations because EBITDA is useful for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Also, management uses EBITDA to provide a measure of unleveraged cash flow that can be isolated on an asset by asset basis, to determine overall property performance and to measure our ability to service debt. We believe that the rating agencies and a number of our lenders also use EBITDA for those purposes. Restrictive covenants in our senior and subordinated note indentures contain financial ratios based on EBITDA. Management also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also widely used in our annual budget process.

     MeriStar will hold a conference call to discuss its first-quarter results today, May 8, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

     Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, pass code 534129, to hear a telephone replay. The telephone replay will be available through Monday, May 12, 2003.

     Washington, D.C.-based MeriStar Hospitality Corporation owns 105 principally upscale,

full-service hotels in major markets and resort locations with 27,269 rooms in 25 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Radisson and Doubletree. For more information about MeriStar Hospitality Corporation, visit the company’s Web site: www.meristar.com.

     This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the current slowdown of the national economy; economic conditions generally and the real estate market specifically; the impact of the September 11, 2001 terrorist attacks or actual or threatened future terrorist incidents; legislative/regulatory changes, including changes to laws governing the taxation of REITs; availability of capital; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas including the existing and continuing weakness in business travel and lower-than expected daily room rates; and changes in general accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2002. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MeriStar Hospitality Corporation
Statements of Operations
(Unaudited, in thousands except per share amounts and operating information)

	Three Months Ended March 31,
	2003	2002

Revenue:
Hotel operations:
Rooms	$158,260	$164,740
Food and beverage	62,830	60,988
Other hotel operations	18,879	18,802
Office rental, parking and other revenue	3,197	4,301

Total revenue	243,166	248,831

Hotel operating expenses:
Rooms	38,586	37,524
Food and beverage	46,086	43,567
Other hotel operating expenses	11,125	10,519
Office rental, parking and other expenses	641	761
Other operating expenses:
Administrative and general	42,551	42,233
Property operating costs	36,980	35,622
Depreciation and amortization	28,994	29,853
Loss on asset impairments	56,677	—
Property taxes, insurance and other	20,269	19,582
Loss on fair value of non-hedging derivatives	—	4,735
Write-off of deferred financing costs	—	1,529

Operating expenses	281,909	225,925

Operating (loss) income	(38,743)	22,906
Interest expense, net	34,876	34,622

Loss before minority interests, income taxes and discontinued operations	(73,619)	(11,716)
Minority interests	3,677	627
Income tax benefit	196	305

Loss from continuing operations	(69,746)	(10,784)

Income from discontinued operations, net of income taxes of $24	—	841

Net loss	(69,746)	(9,943)

Dividends declared on unvested restricted stock	—	(2)

Loss available to common stockholders	$(69,746)	$(9,945)

Weighted average number of diluted shares of common stock outstanding	45,548	44,553

Loss per diluted common share	$(1.53)	$(0.22)

	Three Months Ended March 31,

	2003	2002

Funds from operations:
Net loss	$(69,746)	(9,943)
Loss on asset impairments	56,677	—
Hotel depreciation and amortization	27,613	28,651
Minority interest to common OP unit holders	(3,818)	(768)
Interest on convertible debt	—	1,832

Funds from operations	$10,726	$19,772	(a	)

Weighted average number of diluted shares of common stock and common OP units outstanding	49,033	53,230

Funds from operations per diluted share	$0.22	$0.37	(a	)

Operating Information:
EBITDA (b)	$46,928	$60,902
Occupancy	63.1%	63.3%
ADR	$102.14	$105.87
RevPAR	$64.48	$67.05
RevPAR decrease	-3.8%

(a)	Our 2002 funds from operations included the impact of the loss on fair value of our non-hedging derivatives and the write-off of deferred financing costs in 2002. Excluding these items and their effect on minority interest and taxes, our 2002 funds from operations would have been $25,877, or $0.49 per diluted share.

(b)	EBITDA is comprised of the following:

	Three Months Ended March 31,

	2003	2002

Operating (loss) income from continuing operations	$(38,743)	$22,906
Loss on asset impairments	56,677	—
Depreciation and amortization	28,994	29,853
Significant non-cash items:
Loss on fair value of non-hedging derivatives	—	4,735	(c	)
Write-off of deferred financing costs	—	1,529	(d	)

EBITDA from continuing operations	$46,928	$59,023

Income from discontinued operations	$—	$841
Income tax expense	—	24
Interest expense, net	—	(34)
Depreciation and amortization	—	1,048

EBITDA from discontinued operations	—	$1,879

EBITDA, total operations	$46,928	$60,902

(c)	Non-cash loss due to our swap agreements being converted to non-hedging derivatives in January 2002.

(d)	Non-cash write-off of deferred financing costs due to reduction in our borrowing capacity on our revolving credit agreement in March 2002.

Reconciliation of 2003 forecasted diluted net loss to funds from operations per diluted share and diluted net loss to EBITDA:

	Three Months Ending June 30, 2003 Forecast

	Low-end of range	High-end of range

Forecasted funds from operations:
Forecasted net loss	$(176,426)	$(154,629)
Adjustments to net loss:
Loss on asset impairments	175,000	155,000
Hotel depreciation and amortization	27,600	27,600
Minority interest to common OP unit holders	(9,643)	(8,468)

Funds from operations	$16,531	$19,503

Weighted average number of diluted shares of common stock outstanding	45,548	45,548
Common operating units outstanding	3,485	3,485

Weighted average number of diluted shares of common stock and common operating units outstanding	49,033	49,033

Funds from operations per diluted share	$0.34	$0.40

Forecasted EBITDA:
Forecasted net loss	$(176,426)	$(154,629)
Loss on asset impairments	175,000	155,000
Depreciation and amortization	28,950	28,950
Write-off of deferred financing costs	1,400	1,400
Interest expense, net	34,600	34,600
Minority interests	(9,502)	(8,327)
Income tax (benefit) expense	(22)	6

EBITDA, total operations	$54,000	$57,000

	Year Ending December 31, 2003 Forecast

	Low-end of range	High-end of range

Forecasted funds from operations:
Forecasted net loss	$(295,443)	$(267,103)
Adjustments to net loss:
Loss on asset impairments	231,677	211,677
Hotel depreciation and amortization	110,500	110,500
Minority interest to common OP unit holders	(16,527)	(14,994)

Funds from operations	$30,207	$40,080

Weighted average number of diluted shares of common stock outstanding	45,548	45,548
Common operating units outstanding	3,485	3,485

Weighted average number of diluted shares of common stock and common operating units outstanding	49,033	49,033

Funds from operations per diluted share	$0.62	$0.82

Forecasted EBITDA:
Forecasted net loss	$(295,443)	$(267,103)
Loss on asset impairments	231,677	211,677
Depreciation and amortization	115,800	115,800
Write-off of deferred financing costs	1,400	1,400
Interest expense, net	138,500	138,500
Minority interests	(15,962)	(14,429)
Income tax (benefit) expense	(972)	(845)

EBITDA, total operations	$175,000	$185,000